                                                                      Exhibit 12

                  SCHERING-PLOUGH CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollars in millions)

                                                             Years Ended December 31
                                  Six
                                 Months
                                 Ended
                                June 30,
                                  2004        2003         2002        2001        2000        1999
                                --------    --------     --------    --------    --------    --------
(Loss)/Income Before
   Income Taxes                 $   (173)   $    (46)    $  2,563    $  2,523    $  3,188    $  2,795
Less:  Equity Income                 154          54            -           -           -           -
                                --------    --------     --------    --------    --------    --------
(Loss)/Income Before
   Income Taxes and Equity
   Income                           (327)       (100)       2,563       2,523       3,188       2,795

Add Fixed Charges:
 Interest Expense                     91          81           28          40          44          29
 One-third of Rental
    Expense                           16          30           27          24          24          22
 Capitalized Interest                  9          11           24          25          20          12
                                --------    --------     --------    --------    --------    --------
 Total Fixed Charges                 116         122           79          89          88          63

Less: Capitalized Interest             9          11           24          25          20          12
Add: Amortization of
        Capitalized Interest           5           9            8           7           7           7
Add: Distributed Income of
        Equity Investees              65          32            -           -           -           -
                                --------    --------     --------    --------    --------    --------

(Loss)/Earnings Before
    Income Taxes and
Fixed Charges
   (other than Capitalized
    Interest)                   $   (150)   $     52     $  2,626    $  2,594    $  3,263    $  2,853
                                ========    ========     ========    ========    ========    ========
Ratio of Earnings to Fixed
   Charges                          (1.3)*       0.4**       33.2        29.1        37.1        45.3
                                ========    ========     ========    ========    ========    ========

* For the six months ended June 30, 2004, earnings were insufficient to cover fixed charges by $266.

** For the year ended December 31, 2003, earnings were insufficient to cover fixed charges by $70.

"Earnings" consist of (loss)/income before income taxes and equity income, plus fixed charges (other than capitalized interest), amortization of capitalized interest and distributed income of equity investee. "Fixed charges" consist of interest expense, capitalized interest and one-third of rentals which Schering-Plough believes to be a reasonable estimate of an interest factor on leases.